                                                                    EXHIBIT (12)

                USL CAPITAL CORPORATION AND SUBSIDIARY COMPANIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1994       1993       1993       1992       1991       1990       1989
                                     --------   --------   --------   --------   --------   --------   --------
                                                         (UNAUDITED; DOLLARS IN THOUSANDS)
Earnings:
Income before taxes on income per
  statement of income..............  $109,498   $ 86,660   $122,171   $ 89,051   $ 86,059   $ 51,114   $ 32,123
Add (deduct)
    Fixed charges..................   163,152    142,257    193,806    158,444    151,811    124,289    147,909
    Distribution and proceeds in
      excess of (less than) net
      income and foreign exchange
      gains or losses of associated
      companies....................       341        126        272        601        292        519        837
                                     --------   --------   --------   --------   --------   --------   --------
Income as adjusted.................  $272,991   $229,043   $316,249   $248,096   $238,162   $175,922   $180,869
                                     =========  =========  =========  =========  =========  =========  =========
Fixed charges:
Interest on indebtedness including
  amortization of debt issue costs
  and discount or premium
  thereon..........................  $160,793   $139,332   $189,942   $154,157   $147,027   $117,237   $140,361
Interest factor of annual
  rentals(1).......................     2,359      2,925      3,864      4,287      4,784      7,052      7,548
                                     --------   --------   --------   --------   --------   --------   --------
Fixed charges......................  $163,152   $142,257   $193,806   $158,444   $151,811   $124,289   $147,909
                                     =========  =========  =========  =========  =========  =========  =========
Ratio of earnings to fixed
  charges..........................      1.67       1.61       1.63       1.57       1.57       1.42       1.22
                                     =========  =========  =========  =========  =========  =========  =========

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(1) The interest portion of annual rentals is estimated to be one-third of such rentals.